Promissory Note

The Borrower, Nate's Food Co., Inc., a Colorado Corporation, agrees to pay MSM Investments, Lender, $57,000.00, together with interest payable on the unpaid principal at the rate of 10% per annum. This Note is made in order to repay the loan of $57,000.00 provided to Nate's Food Co. by MSM Investments, on June 28, 2016.

Payment will be delivered to Lender at an address mutually agreed upon both parties. The amount owed under this Promissory Note will be repaid in lump sum including interest on or before June 28, 2017. Any early Payment made before that date shall be subject to an additional fee of 10% of the outstanding principal due, in addition to all interest then accrued and the balance remaining to principal.

In case of default in the payment of any principal or interest of this Promissory Note, Borrower will pay to Lender such further amount as will be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorney's fees, expenses, and disbursements. These costs will be added to the outstanding principal and will become immediately due.

At Lender's option, the due date above can be extended for an additional 12 months provided Borrower pays all accrued interest and a fee of 10% of the outstanding principal balance due on the original due date. At the Lender's option, this due date can be extended in a similar fashion for up to 36 months provided Borrower pays all accrued interest and an additional 10% fee due at the end of each 12 month period.

The parties hereby indicate by their signatures below that they have read and agree with the terms and conditions of this agreement in its entirety.

Borrower Signature: ______________________

Nate Steck, for Nate's Food Co., Inc.

Lender Signature: ______________________

Marc Kassoff, for MSM Investments

Date: June 28, 2016